Exhibit 10.1

[*]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ASSET PURCHASE AND EXCLUSIVE LICENSE AGREEMENT

This Asset Purchase and Exclusive License Agreement (this “Agreement”) is made effective as of March 6, 2026 (the “Effective Date”) by and between Celularity Inc., a Delaware corporation with a principal place of business at 170 Park Ave., Florham Park, New Jersey 07932 (“Licensor”), and NexGel, Inc., a Delaware corporation with a place of business at 2150 Cabot Blvd. West, Suite B, Langhorne, Pennsylvania 19047 (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor controls certain proprietary Licensed Patent Rights, Licensed Marks and Licensed Know-How (as defined below) related to its “Degenerative Disease” business segment products (as further described in the Licensor’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date hereof (the “Business”), including those Licensed Products (defined below) known as Biovance, Biovance 3L, Natalin, Acelagraft, Interfyl, Centaflex, Project Spark, Project Fuse, and Project Orchid, that are licensed from Celeniv Pte. Ltd., a Singapore company (“Master Licensor”), pursuant to that certain License Agreement dated August 13, 2025 (the “Master License”);

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under such Licensed Patents Rights, Licensed Marks and Licensed Know-How to develop and commercialize Licensed Products;

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement; and

WHEREAS, the license granted herein shall not include any rights related to any Licensor’s “Cell Therapy” and “BioBanking” business segment products (as further described in the Licensor’s periodic reports filed with the SEC prior to the date hereof).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Action” shall mean any action, suit, proceeding, claim, demand, hearing, inquiry, audit or investigation by or before any Governmental Entity, and any other arbitration, mediation or similar proceeding.

1.2 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by a Party to this Agreement. For purposes of this Section 1.2, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.3 “Adverse Event” shall mean any untoward medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered related to the Licensed Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Licensed Product.

1.4 “Applicable Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty, in each of the foregoing cases, as amended or may be amended to the extent applicable to such Person.

1.5 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party or its representatives (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, or licensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.6 “Control” or “Controlled” shall mean with respect to any Patent Rights, trademarks or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights, trademarks or Know-How as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

1.7 “Development” and “Develop” shall mean, with respect to any Licensed Product, all activities relating to research and development and seeking, obtaining and/or maintaining any Regulatory Approval for such Licensed Product in the Licensed Field in the Territory, including without limitation, all pre-clinical research and development activities, all human clinical studies, and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any Foreign Regulatory Authority.

1.8 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Licensee or any Affiliate of Licensee in such country.

1.9 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.10 “Foreign Regulatory Authorities” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.11 “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental, quasi-governmental or regulatory authority, agency or instrumentality, including without limitation, Foreign Regulatory Authorities.

1.12 “Improvements” shall mean any derivative works, enhancements, updates or modifications to the Licensed Patent Rights or Licensed Know-How.

1.13 “Indemnitees” and “Indemnifying Party” shall mean a Party, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns.

1.14 “Know-How” shall mean any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and research and development information, results and data.

1.15 “Licensed Field” shall mean the diagnosis, treatment, mitigation, or prevention of diseases or conditions in humans; provided, however, the Licensed Field shall expressly exclude: (i) ocular, ophthalmic, optometric and ocular surface indications and applications, including, without limitation, any use within the eye, ocular adnexa, orbit, lacrimal system, eyelids, conjunctiva, cornea, sclera, retina, choroid or optic nerve, and any other indications or applications within the “Field” as defined in that certain Collaboration Agreement by and between Licensor and DefEYE, Inc. (the “DefEYE Agreement”), and (ii) dentistry, implant dentistry, periodontology and oral surgery (including maxillofacial surgery), and any other indications or applications within the “Field” as defined in that certain Sublicense and Marketing Agreement by and between Licensor and BioCellgraft, Inc. (the “BioCellgraft Agreement”).

1.16 “Licensed Know-How” shall mean and include all Know-How Controlled by Licensor as of the Effective Date that (a) is related to any patent or patent application included in the Licensed Patent Rights and (b) is necessary or useful for Licensee to practice the license granted to it hereunder.

1.17 “Licensed Marks” shall mean the trademarks associated with Licensed Products and listed on Schedule A.

1.18 “Licensed Patent Rights” shall mean any of the patents and patent applications described in Schedule B attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto.

1.19 “Licensed Products” shall mean the products identified on Schedule C.

1.20 “Net Sales” shall mean the gross invoiced sales price for all Royalty Products sold or otherwise transferred by Licensee or its Affiliates, or any sublicensee of Licensee to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Licensee or its Affiliates, or such sublicensee during such calendar quarter with respect to sales of Royalty Products regardless of the calendar quarter in which such sales were made, in accordance with Generally Accepted Accounting Principles (“GAAP”): (a) customary trade, cash or quantity discounts or rebates actually taken, including discounts or rebates to governmental or managed care organizations; (b) customary credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Royalty Products (including Medicare and similar types of rebates customarily granted in the industry; (c) customary charges for insurance, freight, and other transportation costs directly incurred by Licensee or its Affiliates, or such sublicensee related to the delivery of the Royalty Products, to the extent included in the gross invoiced sales price; (d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Royalty Product (including any tax such as value added or similar tax or governmental charge) borne by Licensee or its Affiliates or such sublicensee, other than franchise or income tax of any kind whatsoever, to the extent separately stated on such purchase order, invoice or other document of sale; and (e) any import or export duties or their equivalent actually incurred by Licensee or its Affiliates or such sublicensee, if any. For purposes of this definition, Net Sales shall include all sales of Royalty Products by sublicensees of Licensee, and, in the case of sales by any sublicensee or distributor, Net Sales shall be calculated based on the gross amounts invoiced by such sublicensee or distributor to Third Party end customers (or, if greater, the amounts received by Licensee or its Affiliates from such sublicensee), less only the deductions permitted above. “Net Sales” shall not include sales or transfers between Licensee and its Affiliates, unless the Licensed Product is consumed by the Affiliate.

1.21 “Patent Rights” shall mean patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications whether published or unpublished, worldwide, (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examinations), patent or invention disclosures, registrations, applications for registrations and any rights of priority, term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like.

1.22 “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

1.23 “Quality Agreement” means a written agreement to be entered into by the Parties pursuant to the Manufacturing Agreement, which allocates and documents the respective quality, compliance and operational responsibilities of the Parties with respect to the sourcing, manufacture, testing, release, storage, handling, documentation and distribution of the Products, including procedures for quality assurance, change control, deviations, investigations, audits, regulatory inspections, recalls, and compliance with all Applicable Laws.

1.24 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Licensed Field in any country or other jurisdiction in the Territory, including, without limitation, a “510(k) Clearance” from the FDA finding a medical device to be substantially equivalent (SE) and stating that the device may be commercially distributed in the U.S.

1.24 “Royalty Period” shall have the meaning in Section 4.2.1.

1.25 “Royalty Products” shall mean the Products identified on Schedule C as “Project Fuse,” “Project Orchid,” and “Project Spark.”

1.26 “Territory” shall mean worldwide, excluding the Peoples Republic of China (including Taiwan, Hong Kong and Macau), India, Sri Lanka, Thailand, Myanmar, Malaysia, Vietnam, Cambodia, Laos, Philippines, Indonesia, Singapore, Japan and the Republic of Korea.

1.27 “Third Party” shall mean any Person other than Licensee, Licensor and their respective Affiliates.

1.28 “Transaction Commencement” shall have the meaning in Section 2.3.1.

1.29 “Transaction Commencement Date” shall have the meaning in Section 2.3.1.

1.30 “Transferred Assets” shall have the meaning in Section 2.2.

1.31 “Employee Plan” shall mean (i) all “employee benefit plans,” as defined in Section 2.4 of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Licensor, any of its Affiliates.

1.32 “Excluded Assets” shall mean all assets of Licensor that are not expressly included in the Transferred Assets. Without limiting the foregoing, Excluded Assets include all inventory of Licensed Products and related materials held by Licensor as of the Transaction Commencement Date, including finished inventory, non-finished inventory, bulk product, intermediates, active pharmaceutical ingredients, raw materials, packaging components, labeling materials, partially assembled units and any other materials or supplies intended for use in the manufacture, processing, filling, finishing, packaging or labeling of Licensed Products, none of which shall be transferred to Licensee as part of the Transferred Assets.

2. GRANT OF RIGHTS

2.1 License to Licensee.

2.1.1 Grant of License. Subject to the terms and conditions of this Agreement and the Master License, as of the Transaction Commencement Date, Licensor hereby grants to Licensee during the Term an exclusive, transferable, sublicenseable (in accordance with Section 2.1.3), right and license under the Licensed Patent Rights and Licensed Know-How, to Develop, have Developed, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products in the Territory, for any and all uses within the Licensed Field. The foregoing license shall be royalty-bearing with respect to the Royalty Products. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the exclusive field-based rights granted to DefEYE, Inc. and BioCellgraft, Inc. under their respective agreements with Licensor remain in full force and effect and are expressly excluded from the scope of rights granted to Licensee hereunder, and any reference in this Agreement to the “Business” shall also excludes the rights granted under such agreements.

2.1.2 Trademark License. Subject to the terms and conditions of this Agreement and the Master License, as of the Transaction Commencement Date, Licensor hereby grants to Licensee during the Term an exclusive, transferable, sublicenseable (in accordance with Section 2.1.3) license to use, reproduce and display the Licensed Marks solely in connection with the Development, sale, promotion, distribution and advertisement of the Licensed Products in the Territory.

2.1.3 Right to Sublicense. Licensee shall have the right to grant sublicenses to its Affiliates and to any Third Party (including the Collateral Agent (as defined below)), provided that (a) Licensor shall be promptly notified of any and all potential sublicenses, (b) any and all sublicenses shall be consistent with the terms and conditions of this Agreement, the Quality Agreement and, to the extent applicable, the Master License, (c) Licensee shall remain obligated for the payment to Licensor of all of its payment obligations hereunder, including, without limitation, the payment of any royalties, (d) such sublicense shall provide for termination upon termination of this Agreement, (e) except with respect to any sublicense by Licensee to the Collateral Agent (as defined below), Licensee shall provide Licensor with a copy of each such sublicense agreement within thirty (30) days of the execution of such sublicense agreement, and (f) Licensee shall remain liable for its Affiliate’s compliance with this Agreement.

2.1.4 Quality Control of Trademark Use. The Parties agree that the quality of the Licensed Products shall be of substantially similar quality in every material respect as products that are offered by Licensor and that are covered by Licensed Patent Rights and Licensed Know-How. Licensee shall use the Licensed Marks in an appropriate manner without jeopardizing the significance, distinctiveness or validity of the Licensed Marks. Licensee shall publicly acknowledge in print, where the Licensed Marks are in use, that the Licensed Marks are used under license from Licensor, all in a format as set forth in Schedule A or as mutually agreed to by the Parties in writing. Licensee agrees that Licensor has the right to monitor the use of the Licensed Marks and otherwise request reasonable information from Licensee or its Affiliates related thereto to ensure compliance with this Agreement and to object to any uses it views in violation of this Agreement. Licensee will promptly comply with any written requests by Licensor regarding information requests or requests for changes or cessation of use regarding non-compliant use of the Licensed Marks. Licensee agrees that the nature and quality of all Licensed Products offered by Licensee or its Affiliates in connection with the Licensed Marks (and all materials and services related thereto) shall conform to reasonable industry standards, and that Licensee and its Affiliates will not materially depart therefrom during the Term. Licensee shall not attempt to file for, acquire or otherwise claim any title to any of the Licensed Marks, and acknowledges that all rights in and to the Licensed Marks (including without limitation all derivatives thereof and improvements thereto, and all protections associated with the same) and the goodwill pertaining thereto inure to and belong exclusively to a Licensor. Any material failure by Licensee to comply with these obligations shall be deemed a material breach of this Agreement.

2.1.5 Retained Rights. Subject to the other terms of this Agreement, Licensor retains the right to use the Licensed Know-How and practice the Licensed Patent Rights (a) to develop, have developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product that is not a Licensed Product, (b) to otherwise exploit such Licensed Know-How, Licensed Patent Rights for any and all uses outside of the Licensed Field or outside of the Territory, and (c) to exercise any rights under the Manufacturing Agreement (as defined below). Licensor expressly reserves and retains all ownership and other rights in and to the Licensed Marks, Licensed Patent Rights and Licensed Know-How for any use not expressly granted herein. The licenses granted herein are not intended to be and shall not be construed as an assignment, in whole or in part, of any Licensed Marks, Licensed Patent Rights, Licensed Know-How other intellectual property rights of a Licensor. No rights are granted under this Agreement to Licensee for the right to manufacture or have manufactured the Licensed Products, all of which are rights are reserved by Licensor, except to the extent specifically allowed pursuant to the terms and conditions of the Manufacturing Agreement. The manufacture and supply of Licensed Product shall be governed by the Manufacturing Agreement. This Agreement (including the license granted hereunder) is subject in all respects to all applicable provisions of the Master License.

2.1.6 Retained Rights of Government. This license granted hereunder is subject to the rights, conditions and limitations imposed by United States law including without limitation those rights granted to the United States Government, if any, as set forth under Title 35 U.S.C §§ 200 through 204.

2.1.7 Transfer of Know-How. Subject to the provisions of this Agreement, and for the purpose of enabling Licensee to exercise more fully its rights granted under this Agreement, Licensor shall provide to Licensee all Licensed Know-How at such time and in such manner and format as agreed to by the Parties after the Transaction Commencement Date.

2.2 Transfer of Assets. Subject to the terms and conditions of this Agreement, and except for any Excluded Assets, on the Transaction Commencement Date, Licensor, as seller, shall transfer, convey, assign and deliver to Licensee, as buyer, and Licensee shall accept from Licensor, all right, title and interest of Licensor in and to all of the assets listed on Schedule D attached hereto directly related to the Development and commercialization of the Licensed Products (“Transferred Assets”). Licensee shall assume all liabilities arising out of or directly relating to ownership or use of the Transferred Assets after the Transaction Commencement Date, except that Licensee shall not assume any liabilities of Licensor arising out of or relating to the ownership or use of the Transferred Assets prior to the Transaction Commencement Date (the “Assumed Liabilities”).

2.3 Closing.

2.3.1 Transaction Commencement. The commencement of the licenses contemplated by Section 2.1 and all rights and obligations related thereto, and the closing of the sale of the Transferred Assets contemplated by Section 2.2 (the “Transaction Commencement”) shall be consummated on or before April 15, 2026, at the offices of Sheppard, Mullin, Richter & Hampton, LLP, 30 Rockefeller Plaza, New York, NY 10112, or at such other place or date as shall be agreed upon by Licensor and Licensee. The time and date on which the Transaction Commencement is actually held is referred to herein as the “Transaction Commencement Date.”

2.3.2 Licensor’s Deliverables. At the Transaction Commencement, Licensor shall (i) take all steps necessary to place Licensee in actual possession and control of the Transferred Assets, and (ii) deliver the following items, duly executed by Licensor, as applicable, all of which shall be in form and substance attached as an exhibit to this Agreement or otherwise mutually agreed upon by Licensor and Licensee:

(a) A Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A hereto (the “Bill of Sale”);

(b) The Sublease Agreement set forth on Exhibit B hereto (the “Sublease Agreement”);

(c) The Contract Manufacturing Agreement set forth on Exhibit C hereto (the “Manufacturing Agreement”);

(d) Duly executed consent of all Third Parties required by Licensor to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Licensee, including consents to the assignment of the Transferred Contracts;

(e) Confirmation from Licensor that all amounts owed by Licensor to its sales representatives in connection with the Business in the amounts and to the individuals or entities set forth on Schedule E attached hereto (which Schedule E shall be updated immediately prior to the Transaction Commencement Date), whether arising before or as a result of the transactions contemplated hereby (collectively, the “Sales Rep Obligations”), have been paid in full without reduction or offset of any type at Transaction Commencement Date from the transaction proceeds pursuant to the agreed funds flow, and that no Sales Rep Obligations remain outstanding following the Transaction Commencement Date; and

(f) Resolutions of Licensor’s board of directors authorizing the execution, delivery and performance of this Agreement and of all other documents to be executed and delivered in connection herewith.

2.3.3 Licensee’s Deliveries. At the Transaction Commencement, Licensee shall deliver the following items, duly executed by Licensee, as applicable, all of which shall be in form and substance attached as an exhibit to this Agreement or otherwise mutually agreed upon by Licensor and Licensee:

(g) The Bill of Sale;

(h) The Sublease Agreement;

(i) The Manufacturing Agreement;

(j) The Bill of Sale, the Sublease Agreement, and the Manufacturing Agreement, the “Transaction Documents”;

(k) Wire transfers to Licensor of the Closing Amount; and

(l) Resolutions of Licensor’s board of directors authorizing the execution, delivery and performance of this Agreement and of all other documents to be executed and delivered in connection herewith.

2.3.4 Conditions to Closing of Licensee. The obligations of Licensee to close are subject to the satisfaction of the following conditions, unless waived by Licensee in writing:

(a) The representations and warranties of Licensor set forth in this Agreement, or in any written statement or certificate that shall be delivered to Licensee by Licensor under this Agreement, shall be true and correct on and as of the date made and as of the Transaction Commencement Date as if made on the date thereof;

(b) Licensor shall have performed in all material respects all obligations and covenants required to be performed by Licensor under this Agreement and any other agreement or document entered into in connection herewith prior to the Transaction Commencement Date; and

(c) Licensor shall have delivered to Licensee all of the closing documents and agreements set forth in Section 2.3.2.

2.3.5 Conditions to Closing of Licensor. The obligations of Licensor to close are subject to the satisfaction of the following conditions, unless waived by Licensor in writing:

(d) The representations and warranties of Licensee set forth in this Agreement, or in any written statement or certificate that shall be delivered to Licensor by Licensee under this Agreement, shall be true and correct on and as of the date made and as of the Transaction Commencement Date as if made on the date thereof;

(e) Licensee shall have performed in all material respects all obligations and covenants required to be performed by Licensee under this Agreement and any other agreement or document entered into in connection herewith prior to the Transaction Commencement Date;

(f) Licensee shall have delivered to Licensor all of the closing documents and agreements set forth in Section 2.3.3; and

(g) Licensee shall be ready to wire the Closing Amount in immediately available funds to an account designated by Licensor in writing.

2.3.6 Non-Assignable Assets. If, on the Transaction Commencement Date, any consent required by Section 2.3.2(d) with respect to any Transferred Assets is not obtained and any attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach of any agreement with a Third Party, Licensor shall use commercially reasonable efforts to obtain, at its cost and expense, any such consent as promptly as practicable, and upon receipt of such consent, such Transferred Assets shall automatically be sold, conveyed, assigned, transferred and delivered to Licensee as otherwise contemplated by this Agreement, and Licensor shall promptly execute and deliver such documents and instruments as may be reasonably requested by Licensee to evidence such sale, conveyance, assignment, transfer and delivery of the same. From and after the Transaction Commencement Date and prior to having the ability to convey any non-assignable Transferred Assets, to the extent practicable and in compliance with any Applicable Law and the terms of agreement with the applicable Third Party, Licensor shall work in good faith with Licensee to provide Licensee with a reasonable arrangement designed to provide Licensee with the benefits of such non-assignable Transferred Assets in accordance with this Agreement as if such Transferred Asset had been sold, conveyed, assigned, transferred or delivered at the Transaction Commencement Date as contemplated by this Agreement, including by means of subcontracting, sublicensing or subleasing to Licensee.

2.4 Employees; Employee Benefits.

2.4.1 Prior to the Transaction Commencement Date, Licensee may make offers of employment, contingent on the Transaction Commencement Date, on an at-will basis to the employees of the Business as mutually agreed by Licensee and Licensor (such employees, the “Business Employees”); provided that Licensee shall undertake to make any such offers in writing and shall comply with Applicable Law. Such Business Employees who accept Licensee’s offer of employment and commence working for Licensee or a Subsidiary of Licensee as of the Transaction Commencement Date are hereinafter referred to as the “Continuing Employees.” The Parties agree that the Continuing Employees will not be treated as incurring a separation from service under Treasury Regulation Section 1.409A-1(h) for purposes of any Employee Plan, severance or other deferred compensation plans of Licensor.

2.4.2 With respect to each employee benefit plan maintained by the Licensee or any of its Affiliates in which Continuing Employees become eligible to participate on or after the Transaction Commencement Date, the Continuing Employees shall be given credit for all service with Licensor or a Subsidiary of Licensor, as applicable, for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to Licensee or any of its Affiliates.

2.4.3 As to the plan years then in place at the Transaction Commencement Date, Licensee shall use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents under any welfare or fringe benefit plan in which the Continuing Employees and their dependents may be eligible to participate after the Transaction Commencement Date; and (ii) provide each Continuing Employee with credit under any welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Transaction Commencement Date for any co-payments and deductibles paid by and out-of-pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by Licensor or any Subsidiary of Licensor prior to the Transaction Commencement Date.

2.4.4 Notwithstanding the foregoing, this Section 2.4 is not intended to and shall not (i) create any third party rights, (ii) amend any Employee Plan, (iii) require Licensee or its Affiliates to continue any employee benefit plan, program, policy agreement or arrangement beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Business Employee or Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1 Commercialization.

3.1.1 Responsibility. From and after the Transaction Commencement Date, Licensee shall have full control and authority over the Development and commercialization of Licensed Products in the Licensed Field in the Territory, including without limitation, (a) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (b) all activities relating to any regulatory filings, registrations, applications, Regulatory Approvals, as well as all labeling, packaging, and product inserts, and all compliance obligations relating to any of the foregoing, as well as all costs, penalties, corrective actions, and other liabilities arising therefrom. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Development and commercialization of Licensed Products. Licensee shall be responsible for developing, in coordination with the JSC (as defined below), within 60 days after the Transaction Commencement Date, a written plan describing the major tasks to be achieved and timelines in order to bring to market each Royalty Product, specifying the number of staff and other resources to be devoted to such commercialization effort, including regulatory milestones, and other major tasks to otherwise achieve the sales milestones in this Agreement with respect to all of the Licensed Products (the “Commercialization Plan”). The Commercialization Plan, and any updates thereto, shall be submitted to the JSC for approval, and once approved, will become part of and incorporated into this Agreement; provided, however, JSC approval shall not unreasonably delay Licensee’s commercialization activities and efforts. All activities relating to Development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense, except as otherwise expressly provided in this Agreement.

3.1.2 Regulatory Communications and Documents. Licensee agrees to promptly and timely respond to all requests from FDA or similar Governmental Entity regarding the Licensed Products and to promptly notify Licensor of such requests, including providing Licensor copies of any responses in advance of providing to FDA or similar Governmental Entity such that Licensor may have the opportunity to review and revise if necessary. Except as required by Applicable Law, Licensee shall not contact or communicate with FDA or similar Governmental Entity regarding the Licensed Products without the prior written consent of Licensor. The Parties shall comply with all Applicable Laws in performing their obligations under this section.

3.1.3 Diligence. Licensee will exercise commercially reasonable efforts and diligence in Developing and commercializing Licensed Products and in undertaking investigations and actions required to obtain Regulatory Approvals necessary to market Licensed Products in the Licensed Field in the Territory, including achieving the applicable regulatory milestones for Royalty Products in the Commercialization Plan, and the sales milestones for Licensed Products set forth in this Agreement, such reasonable efforts and diligence to be in accordance with the efforts and resources Licensee would use for a product candidate owned by it or to which it has rights, which is of similar market potential as the applicable Licensed Product, taking into account the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors (“Commercially Reasonable Efforts”). In the event that Licensee fails to use Commercially Reasonable Efforts as required hereunder, then on a Licensed Product-by-Licensed Product and country-by-country basis as to the Licensed Product in the country in which Licensee has failed to use Commercially Reasonable Efforts as required hereunder, Licensor may, in its sole discretion (a) terminate the licenses granted under Section 2 of this Agreement for breach under Section 9.2 below (including the notice and cure provisions therein) or (b) convert the licenses granted under Section 2 of this Agreement from exclusive licenses to non-exclusive licenses, in either case only as such licenses apply to such Licensed Product in such country, which termination or conversion, as the case may be, shall be effective upon expiration of the cure period specified in Section 9.2 below provided that such failure remains uncured upon such expiration. Such efforts shall consist of achieving the following objectives within the time period designated below following the Transaction Commencement Date.

3.2 Updates and Reports.

3.2.1 Updates and Reports. Licensee shall provide Licensor with brief written reports no less frequently than quarterly during the Term summarizing Licensee’s efforts to Develop and commercialize all Licensed Products hereunder. In addition, Licensee shall provide Licensor with prompt written notice of the occurrence of the First Commercial Sale of any Royalty Product in any country. As part of such reports, Licensee agrees to provide Licensor with Adverse Event information and product complaint information relating to Licensed Products, and shall in addition provide reports of Adverse Events as compiled and prepared by Licensee in the normal course of business in connection with the Development, commercialization or sale of any Licensed Product, within time frames consistent with reporting obligations under Applicable Laws. All reports, updates, Adverse Events, product complaint and other information shall be considered Confidential Information of Licensee, subject to the terms of Section 5 hereof.

3.3 Joint Steering Committee. Within thirty (30) days after the Transaction Commencement Date, the Parties shall form a joint steering committee (“JSC”) whose responsibilities during the Term shall be to oversee the activities set forth in this Section 3. The JSC shall be made up of an equal number of representatives from each Party, appointed by the respective Party. Either Party may change any of its representatives on the JSC by giving written notice to the other Party. The JSC shall be subject to the governance structure below.

3.3.1 Meetings. The JSC shall meet quarterly by teleconference or in person, or as otherwise agreed by the Parties. In-person meetings shall occur at such places as mutually agreed by the Parties. A representative of Licensor shall be the chair of each meeting and shall be responsible for organizing the meeting and the proposed agenda.

3.3.2 Purpose. The purposes of the JSC shall be to provide a forum to discuss and coordinate the Parties’ activities under this Agreement, in particular to develop, update, amend and approve the Commercialization Plan, review efforts in seeking Regulatory Approvals, and to review sales performance and metrics. For clarity, notwithstanding the foregoing, except for approval of the Commercialization Plan, the JSC has no authority to amend or modify any provisions of this Agreement and no authority to waive or definitively interpret the provisions of this Agreement. In the event of a conflict between the Commercialization Plan and the body of this Agreement, the body of this Agreement shall control.

3.3.3 Limitations. The JSC shall not have, and shall not be deemed to have, any operational authority or decision-making responsibility regarding regulatory materials. Any review, comment, recommendation, or approval by the JSC with respect to any regulatory matters shall be advisory in nature only, and neither the JSC nor Licensor has any responsibility to review any regulatory materials. Licensee shall not rely on the JSC or Licensor for regulatory, legal, or compliance guidance, and neither Licensor nor the JSC (nor any of their respective representatives serving on the JSC) shall have any responsibility or liability arising from or relating to (i) the content of any regulatory materials, labeling, packaging or product inserts, (ii) Licensee’s regulatory activities, or (iii) Licensee’s compliance with all Applicable Laws and requirements of any Governmental Entity.

3.3.4 Decisions. Each Party shall have one (1) vote. The JSC shall use good faith efforts to reach consensus on all matters properly brought before it expeditiously. If the JSC does not reach unanimous consensus on an issue at a meeting, or within a period of thirty (30) days thereafter, then either Party may submit the matter to the chief executive officers of each Party for a joint decision. Any final decision mutually agreed to in writing by the chief executive officers shall be conclusive and binding on the Parties. If the chief executive officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them, then:

(a) Licensor shall have the right to conclusively determine any matter that directly relates to or materially impacts (i) Licensor’s retained rights under this Agreement or the Master License, (ii) Licensor’s rights or obligations under the Manufacturing Agreement or any manufacturing, quality, supply or capacity commitments, (iii) use, protection, enforcement, prosecution, maintenance, or scope of the Licensed Patent Rights, Licensed Know-How, or Licensed Marks, (iv) product quality standards, manufacturing specifications, change control, or compliance with Applicable Law, including regulatory and quality system requirements, and (v) any action that would reasonably be expected to increase Licensor’s costs, liabilities, or regulatory exposure; and

(b) Licensee shall have the right to conclusively determine all other matters within the scope of the JSC that primarily relate to Licensee’s commercialization strategy, sales, marketing, distribution and go-to-market execution for the Licensed Products, to the extent such matters do not materially impact Licensor’s rights or obligations described in clause (a) above.

3.4 Intellectual Property Ownership.

3.4.1 Inventorship. Except as set out in Section 3.4.2, inventorship of inventions and discoveries conceived and reduced to practice during the Term shall be determined in accordance with the rules of inventorship under United States or applicable foreign patent laws.

3.4.2 Improvements. Improvements made and reduced to practice during the Term (including any extension thereof) by or on behalf of Licensee (whether by itself, its Affiliates or subcontractors) shall be owned by Licensor. Licensee hereby assigns to Licensor, without any additional consideration or action on the part of Licensee or Licensor, all of Licensee’s right, title and interest in, to and under all Improvements and all intellectual property rights that claim or comprise such Improvements. Improvements shall be included in the Licensed Patent Rights and/or Licensed Know-How, applicable, owned by Licensor and licensed to Licensee pursuant to Section 2.1 or 2.2, as applicable.

3.4.3 Cooperation. Licensee will take all lawful actions and cooperate and execute any documents that might be necessary or reasonably helpful for Licensor to secure registration in any of the patents, copyrights, or trademarks in the Improvements and the right to secure renewals, reissues and extensions of such patent, copyright, or trademark registrations in the United States or elsewhere. Licensee hereby constitutes and appoints Licensor the true and lawful attorney of Licensee, with full power of substitution, in the name of Licensee, but on behalf of and for the benefit of Licensor to do all such acts and things in relation to the matters set forth in the preceding sentence as Licensor shall deem desirable. Licensee acknowledges that the appointment hereby made, and the powers hereby granted are coupled with an interest and are not and shall not be revocable by Licensee in any manner or for any reason.

4. PAYMENTS AND ROYALTIES

4.1 License Fee. In consideration of the grant of the license described in Section 2.1 hereof, Licensee hereby agrees to pay Licensor a license fee in the amount of Fifteen Million Dollars ($15,000,000) (the “License Fee, payable as an upfront license fee in the amount of Fifteen Million Dollars ($15,000,000) payable as follows: (a) * ($*) shall be paid to Licensor on the Transaction Commencement Date (the “Closing Amount”); and (b) * ($*) shall be withheld at the Transaction Commencement Date as a holdback (the “Holdback Amount”) and shall be payable to Licensor within five (5) business days following Licensor’s filing with the U.S. Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025; provided, however, that if Licensor fails to file such Form 10-K within sixty (60) days following the Transaction Commencement, then the Holdback Amount shall be permanently forfeited by Licensor and shall not be payable, and Licensee shall have no further obligation to Licensor with respect thereto. Notwithstanding the foregoing, Licensee shall be entitled to reduce the License Fee dollar-for-dollar for any amounts which Licensor does not pay with respect to the Sales Rep Obligations at Transaction Commencement and Licensee shall be entitled to pay such amounts directly to the respective sales representatives and Licensee shall have no further obligation to Licensor with respect to such amounts.

4.2 Payment of Royalties; Royalty Rates; Minimum Royalties

4.2.1 Royalty Payments. In further consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), commencing on the date of the First Commercial Sale of each Royalty Product in each country in the Territory and continuing until the earlier of the last day of the Term or seven (7) years (the “Royalty Period”), Licensee shall pay Licensor a royalty based on total Net Sales of each Royalty Product sold by Licensee and/or its Affiliates in such country in the Territory during the Royalty Period, at the following rates:

Royalty Product:	Royalty Rate (%)
Project Fuse	*	%
Project Orchid	*	%
Project Spark	*	%

4.3 Milestone Payments.

4.3.1 Payment. In further consideration of the grant of the license by Licensor hereunder and subject to the other terms and conditions of this Agreement, Licensee shall make up to Twenty Million Dollars ($20,000,000) in nonrefundable, non-creditable milestone payments to Licensor within forty-five (45) days of the end of the calendar quarter in which any of the following milestones is met by Licensee or its Affiliates, based on the aggregate annual sales of all Licensed Products:

Milestone Number	Payment Amount	Annual Net Sales Milestone Amount	Applicable Milestone Time Period	Pro-Rated
1	$*	$* or $*	*	No
2	$*	$* or $*	*	No
3	$*	$*	*	No
4	$*	$*	*	Yes
5	$*	$*	*	Yes
6	$*	$*	*	No
7	$*	$*	*	No

It is hereby acknowledged and agreed that the milestone payments shall be cumulative and that multiple milestones may be achieved for the same fiscal year; provided, however, that except for milestones that are designated as being pro-rated, only one milestone payment will be due with respect to the first achievement of the relevant milestone. For the avoidance of doubt, in regards to milestone #6 or milestone #7, Licensee shall only be entitled to a milestone payment once, the first fiscal period ended * that such milestone is achieved (irrespective if such milestones are achieved in more than one fiscal year ended * periods) and Licensor shall not be entitled to any additional milestone payments if the milestones are achieved in multiple fiscal year ended * periods.

4.3.2 Pro-Rated Milestones. Certain milestone payment shall be pro-rated, as described in the table above, on a dollar-for-dollar basis. For the avoidance of doubt, (a) in the event annual Net Sales fall short of $* for the fiscal years ended * (i.e., milestone #4), but exceed $* (milestone #3) then a pro-rated milestone payment will be due based on the difference between $* and the actual aggregate sale for the applicable fiscal year, and (b) in the event annual Net Sales fall short of $* for the fiscal years ended * (i.e., milestone #5), but exceed $* (milestone #4) then a pro-rated milestone payment will be due based on the difference between $* and the actual aggregate sale for the applicable fiscal year. For example, if at the end of *, the aggregate annual Net Sales for such fiscal year are equal to $*, then License shall be paid $* or fifty percent (50%) for milestone #4 for such fiscal year, in addition to the payment of $* for the achievement of milestone #3 for the same fiscal year. If a pro-rata amount is payable for any fiscal year for milestones #4 or #5 in the table above, the total amount payable to Licensor for the subsequent fiscal year, if any, under the same milestone, shall not exceed the total milestone payment in the above table corresponding to such milestone.

4.3.3 Determination that Payments are Due. Licensee shall promptly (and in any event within ten (10) business days) provide Licensor with written notice upon its achievement of each of the milestones set forth in Section 4.3.1.

4.4 Payment Terms.

4.4.1 Payment of Royalties and Milestones. Unless otherwise expressly provided, Licensee shall make any milestone, license or royalty payments owed to Licensor hereunder in arrears, within forty-five (45) days from the end of each quarter in which such payment accrues. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped or (b) on the date of the invoice to the purchaser of the Licensed Product. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Royalty Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.4; and the royalties payable in United States Dollars.

4.4.2 Overdue Payments. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 4 shall bear interest at a rate of 1.5% per month from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensor to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4.4.3 Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.4.4 Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Licensor, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution reasonably designated by Licensor by written notice to Licensee. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Licensee would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

4.5 Records Retention; Review.

4.5.1 Records. Licensee and its Affiliates shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.5.2 Review. Subject to the other terms of this Section 4.5.2, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days’ prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under this Section 4.5. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 4.5. Results of any such review shall be binding on both Parties absent manifest error. Each Party agrees to treat the results of any such accountant’s review of the other Party’s records under this Section 4.5 as Confidential Information of the other Party subject to the terms of Section 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is by five percent (5%) or more, Licensee shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor in connection with the review.

4.5.3 Other Parties. Licensee shall include in any agreement with its Affiliates terms requiring such party to retain records as required in this Section 4.5 and to permit Licensor to inspect such records as required by this Section 4.5.

4.6 Product Purchase Credit. Licensor shall provide Licensee with a product purchase credit in the amount of * Dollars ($*) (the “Product Purchase Credit”). The Product Purchase Credit may be applied solely toward Licensee’s purchase of Licensed Products manufactured or supplied by Licensor following the Transaction Commencement Date. The Product Purchase Credit shall be applied on a dollar-for-dollar basis against invoices issued by Licensor until the Product Purchase Credit has been fully utilized. Except for the Product Purchase Credit, all purchases of Licensed Products by Licensee shall be made pursuant to the pricing and payment terms set forth in the Manufacturing Agreement. Any unused portion of the Product Purchase Credit shall expire twelve (12) months after the Transaction Commencement Date and shall not be refundable or payable in cash.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and representatives to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or representatives shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Laws or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2 Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party. This provision does not apply to the extent Licensee is required to identify Licensor as the manufacturer of a Licensed Product in promotional materials or advertising for such License Product, or as required by Applicable Law, including disclosures to Governmental Entities.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1 Patent Filing, Prosecution and Maintenance. Subject to the other terms of this Section 6.1, Licensor shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, in its sole discretion, and using patent counsel reasonably acceptable to Licensee, all Licensed Patent Rights; provided, however, that all reasonable and documented out-of-pocket costs and expenses associated therewith (including patent office fees and outside counsel fees) shall be borne by Licensee, and Licensor shall invoice Licensee for such costs in accordance with the payment terms of this Agreement. Licensor (i) will provide Licensee with a copy of any proposed patent application within Licensed Patent Rights and relevant to the Licensed Field for review and comment reasonably in advance of filing and (ii) will keep Licensee reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing Licensee with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing Licensee, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Licensee has a reasonable opportunity to review and comment.

6.2 Notice of Infringement. Each Party shall promptly notify the other Party in writing of any and all infringement or other misappropriation, violation or misuse (“Infringement”) of the Licensed Patent Rights, Licensed Know-How or Licensed Marks that comes to such Party’s attention and shall provide such other Party with all available evidence to support such known or potential, or suspected Infringement. In addition, each Party will promptly notify the other in writing in the event such Party becomes aware of any Action by a Third Party for a declaration that any of the Licensed Patents or Licensed Marks are invalid or unenforceable. Each Party will provide any available evidence of such Infringement or other conduct with such notification.

6.3 Infringement of Patent Rights. Licensor shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring any Action against any actual, alleged or threatened Infringement of the Licensed Patent Rights or Licensed Marks. Licensee shall have the right, at its own expense, to be represented in any such Action by Licensor by counsel of Licensee’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensor to control the suit as described in the first sentence of this Section 6.3. If Licensor does not file any action or proceeding against any such material infringement within six (6) months after the later of (i) Licensor’s notice to Licensee under Section 6.2 above, (ii) Licensee’s notice to Licensor under Section 6.2 above, or (iii) a written request from Licensee to take action with respect to such infringement, then Licensee shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Licensor. Licensor will be entitled to attend any substantive meetings, hearings, or other proceedings related to such suit. Licensee will provide Licensor with copies of all pleadings and other documents to be filed with the court reasonably in advance and will consider in good faith reasonable and timely input from Licensor during the course of the suit. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3, shall applied as follows:

(a) First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(c) Then, any amounts remaining shall be allocated as follows: (a) if Licensor is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensor, (b) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, and (c) if the suit is brought jointly, fifty percent (50%) to each Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder. If Licensor joins any such Action, it may be represented by its own counsel, provided that such counsel shall act in an advisory capacity only, except with respect to matters solely directed to Licensor or to represent Licensor’s interests in maintaining the validity and enforceability of the Licensed Patent Rights, Licensed Know-How or Licensed Marks.

6.4 Defense. If either Party or its Affiliates learns of an allegation that a Product infringes or otherwise violates the intellectual property rights of any Third Party, then such Party shall promptly notify the other Party in writing of this allegation. If a Third Party sues Licensee or Licensor alleging that the development, manufacture or commercialization of any Product or the use of any Licensed Patent Rights, Licensed Know-How or Licensed Marks by Licensee or its Affiliates infringes or misappropriates said Third Party’s intellectual property, or alleges the invalidity or unenforceability of any Licensed Patent Rights, Licensed Know-How or Licensed Marks (including in a counter claim filed as a result of an Action filed pursuant to Section 6.3), then, as between the Parties, Licensee shall control and be solely responsible for the defense of such suit, at Licensee’s sole cost and expense. Licensor will be entitled to attend any substantive meetings, hearings, or other proceedings related to such suit. Licensee will provide Licensor with copies of all pleadings and other documents to be filed with the court reasonably in advance and will consider in good faith reasonable and timely input from Licensor during the course of the suit. Licensee shall not be permitted to settle any such suit without the prior consent of Licensor.

6.5 Costs. Licensee shall bear all its internal and out-of-pocket costs and other expenses incurred for conducting any activities under this Section 6, including but not limited to any settlement sums from any resulting settlement agreement, and, shall reimburse Licensor for the reasonable and documented internal and out-of-pocket costs incurred by Licensor for conducting any activities required under this Section 6.

7. REPRESENTATIONS AND WARRANTIES

7.1 Licensor Representations. Licensor represents and warrants to Licensee that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

(b) this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound;

(c) Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party;

(d) the rights granted by Licensor to Licensee hereunder, together with the Transferred Assets expressly identified on Schedule D, include all material intellectual property rights and assets owned or controlled by Licensor and expressly contemplated to be licensed or transferred pursuant to this Agreement that are used in the ordinary course of the Business as conducted by Licensor immediately prior to the Effective Date; provided, however, that this representation is limited to the Licensed Patent Rights, Licensed Know-How, Licensed Marks and Transferred Assets expressly set forth in this Agreement and the Schedules hereto, and excludes any shared services, internal systems, third-party licensed technology or other assets not expressly identified herein; and

(e) Subject to the terms of Section 4.1 above, Licensor represents and warrants that the Sales Rep Obligations in connection with the Business, shall be fully satisfied at Transaction Commencement from the proceeds of the transaction, and that neither Licensee nor any of its Affiliates shall assume, succeed to, or otherwise bear any liability for any such amounts following Transaction Commencement.

7.2 Licensee Representations. Licensee represents and warrants to Licensor that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b) this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party of or by which it is bound.

7.3 No Warranties.

7.3.1 Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder;

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

7.3.2 Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. EXCEPT AS PROVIDED HEREIN, THE TRANSFERRED ASSETS ARE SOLD TO LICENSEE ON AN “AS-IS” BASIS.

8. INDEMNIFICATION

8.1 Indemnification.

8.1.1 Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the Development, promotion, distribution, import, sale or use by any person of any Licensed Product (or any component thereof) sold by Licensee or any Affiliate under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the gross negligence or willful misconduct on the part of Licensee or any Affiliate, in any such case under this Section 8.1.1, except to the extent of Licensor’s responsibility therefor under Section 8.1.2 below.

8.1.2 Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by Section 6 above), to the extent arising out of (a) any material breach of this Agreement by Licensor, or (b) the gross negligence or willful misconduct on the part of Licensor, except to the extent of Licensee’s responsibility therefor under Section 8.1.1 above.

8.2 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

8.3 Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.1 OR SECTION 8.2, as applicable; (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATION IN SECTION 5, OR (C) THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

8.4 Insurance. Licensee shall at its own expense procure and maintain during the Term product liability insurance with coverage equal to at least $1 million per occurrence and $2 million in the aggregate. Each insurance policy required by and procured by Licensee hereunder shall name Licensor as an additional insured. Licensee shall provide Licensor with a certificate of insurance or other evidence of such insurance, upon request. Licensee shall provide Licensor with written notice at least thirty (30) days prior to the cancellation, non-renewal or a material change of or in such insurance which materially adversely affects the rights of Licensor hereunder.

9. TERM AND TERMINATION

9.1 Term. The term of this Agreement (“Term”) shall commence on the Transaction Commencement Date and be perpetual thereafter.

9.2 Termination Rights.

9.2.1 Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of a payment breach and ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or ninety (90) day period, the notice shall be automatically withdrawn and of no effect.

9.2.2 Termination of Master License.

(a) Notwithstanding anything to the contrary in this Agreement, the rights and licenses granted to Licensee hereunder shall be perpetual (unless terminated pursuant to this Section 9.2) and shall not terminate upon the expiration or termination of the Master License to the extent such rights and licenses relate to (i) Licensed Know-How, (ii) Licensed Marks, (iii) any Licensed Products and (iv) any Licensed Patent Rights to the extent covering claims that have not expired as of the applicable date and Licensor has acquired, replaced, extended such rights as provided in Section 9.2(b). With respect to any Licensed Products, the rights granted hereunder shall continue, on a perpetual basis (unless terminated pursuant to this Section 9.2), to the extent permitted by Applicable Law, beyond the expiration of the applicable patent term with respect to Licensed Products, Licensed Know-How, Licensed Marks, Licensed Patents Rights, improvements, enhancements, and other non-patent intellectual property.

(b) Licensor shall extend, renew, replace or otherwise maintain in effect the Master License (or enter into a successor license or acquire ownership of the applicable Licensed Products, Licensed Know-How, Licensed Marks, or Licensed Patent Rights and related intellectual property) on terms sufficient to permit Licensor to continue to support and honor the rights granted to Licensee hereunder without interruption. Licensor shall not take any action, or fail to take any action, that would reasonably be expected to impair, terminate or materially diminish Licensee’s rights under this Agreement.

(c) To the extent that the Master License expires or terminates and Licensor is unable to maintain or replace such upstream rights with respect to any Licensed Products, Licensed Know-How, Licensed Mark, or Licensed Patent Rights which have not expired as of the applicable date and that is necessary for the commercialization of any Royalty Product, Licensor shall have a period of sixty (60) days following written notice thereof from Licensee to cure such failure by reinstating or replacing the applicable upstream rights. If Licensor fails to cure such failure within such sixty (60)-day period, then, as Licensee’s sole and exclusive remedy related thereto, and Licensor’s sole and exclusive liability with respect to any such failure to maintain, extend, replace, or acquire the upstream rights under the Master License, whether such claim arises in contract, tort, equity, or otherwise, Licensor shall forfeit any right to receive any royalty payments otherwise payable under this Agreement with respect to such impacted Royalty Product for so long as such upstream rights are not in effect. In addition, Licensor shall (i) cooperate with Licensee, at Licensor’s cost and expense, to facilitate a direct license between Licensee and Master Licensor (or any successor thereto) on terms no less favorable, in the aggregate, than those applicable to Licensee hereunder, and (ii) continue to honor and not interfere with Licensee’s exercise of its rights under this Agreement during any transition period.

9.2.3 Termination by Outside Date. This Agreement may be terminated by either Licensor or Licensee if the Transaction Commencement has not occurred on or prior to April 15, 2026, or such later date as agreed to by Licensor and Licensee in writing, for any reason, provided that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Transaction Commencement by such date.

9.3 [Reserved]

9.4 [Reserved]

9.5 Effects of Termination.

9.5.1 Upon any termination of this Agreement, as of the effective date of such termination all licenses and sublicenses granted by Licensor to Licensee hereunder and under the Manufacturing Agreement shall terminate automatically. Notwithstanding the foregoing, Licensee and its Affiliates shall have the right, for three (3) months following the Term, or such longer time period (if any) on which the Parties mutually agree in writing (the “Disposition Period”), to sell or otherwise dispose of the applicable Licensed Products then on hand in its inventory, in finished product form, with royalty and milestone payments to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement within thirty (30) days of the end of the Disposition Period. In addition, within thirty (30) days following termination of this Agreement, Licensee shall return any documentation pertaining to the Licensed Products and Licensed Patent Rights, Licensed Know-How and Licensed Marks, to Licensor, including regulatory files. After the end of the applicable Disposition Period, Licensee and its Affiliates must destroy any excess inventory of the applicable Licensed Product.

9.5.2 Upon any termination of this Agreement, at the written request of Licensor, Licensee shall promptly take such actions as necessary to transfer and assign to Licensor or its designee all materials, Know-How, data, regulatory materials, Regulatory Approvals, licenses, Transferred Assets and other items as are reasonably necessary for Licensor to continue the Development and commercialization of the Licensed Products, provided that Licensee shall be allowed to retain any such materials that the FDA or any Foreign Regulatory Authority requires Licensee to retain under Applicable Laws. Licensee hereby irrevocably grants to Licensor, effective upon such termination, a non-exclusive, fully paid, worldwide, fully transferrable, irrevocable license (with the right to grant sublicenses through multiple tiers) to all intellectual property, including all Patents Rights and Know-How, and any Royalty Product trademarks (excluding any marks that incorporate Licensee’s corporate name or logo) (i) Controlled by Licensee (or its Affiliates) as of the effective date of such termination and (ii) related to or useful in connection with the Licensed Products.

9.6 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.7 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections in Sections 3.4, 4.4, 4.5, 6, 8, 9, 10 and 11, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or royalty payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10. DISPUTES

10.1 Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For Licensee: Chief Executive Officer

For Licensor: Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 10.2.

10.2 Arbitration. Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. The arbitration shall be submitted to the American Arbitration Association and shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association. The place and location of the arbitration shall be New York, NY, USA. There shall only be one arbitrator who shall be mutually selected by both Parties. If the Parties are unable to agree, then the AAA shall choose the arbitrator. The language to be used in the arbitral proceeding shall be English. The arbitrator shall have no authority to issue an award that is contrary to the express terms of this Agreement or the laws of the State of New York, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error. The arbitrator shall be specifically empowered to allocate between the Parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. The arbitrator shall have the authority to determine issues of arbitrability and to award compensatory damages, but shall not have authority to award punitive or exemplary damages. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

11. MISCELLANEOUS

11.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:	Celularity Inc. 170 Park Ave. Florham Park, New Jersey 07932 Attention: Robert J. Hariri, M.D., Ph.D. Email: Robert.hariri@celularity.com

With a copy to (which shall not constitute notice):	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 Attention: Jeffrey Fessler, Esq. Email: jfessler@sheppardmullin.com

If to Licensee:	NexGel, Inc. 2150 Cabot Blvd. West, Suite B Langhorne, Pennsylvania 19047 Attention: Adam Levy E-mail: alevy@nexgel.com

With a copy to (which shall not constitute notice):	Quick Law Group PC 1035 Pearl Street, Suite 403 Boulder, Colorado 80302 Attention: Jeffrey M. Quick, Esq. Email: jquick@quicklawgroup.com

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York, USA (excluding its body of law controlling conflicts of law). Subject to Section 10.2, the Parties agree that the exclusive venue for any court action permitted under this Agreement shall be in the federal or state courts of New York. This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America.

11.5 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that (i) either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business, or in the event of its merger, consolidation, change in control or similar transaction; (ii) Licensee may, without the consent of Licensor, assign its rights and interests hereunder, in whole or in part; provided, however, that commencing on the Transaction Commencement Date until the expiration of the Royalty Period, no such assignment shall include or result in the transfer, delegation or assumption of any contingent, accrued or prospective liabilities of Licensor without Licensor’s prior written consent; and (iii) Licensee may, without the consent of any other party, assign this Agreement and its rights, interests or obligations hereunder, in whole or in part, for collateral security purposes to any secured creditor, including, without limitation, NG Collateral Management LLC, a Delaware limited liability company, in its capacity as collateral agent for certain Buyers (as defined in that certain Securities Purchase Agreement, dated as of February 9, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Licensee, as the company, and the “Buyers” (as defined therein)) (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), which Collateral Agent shall, on behalf of such Buyers, be permitted to exercise any or all of the rights and remedies of Licensee hereunder and transfer and assign such rights to any purchaser upon foreclosure or other exercise of remedies as to such collateral assignment or security interest without the prior consent of the other parties hereto. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party; provided however, that the affected Party promptly notifies the other Party of the force majeure, the expected duration of the force majeure and the plan to cure or overcome the force majeure. The Party affected thereby shall use reasonable efforts to timely cure or overcome the force majeure and resume performance of its obligations. Should the affected Party fail to cure or overcome the force majeure within seven (7) days after providing notice to the other Party, the Parties shall negotiate in good faith any adjustments to the Agreement, and/or, if applicable, to the Manufacturing Agreement, that would allow the Parties to effectuate the intent of this Agreement to the satisfaction of both Parties. If the Parties cannot agree after five (5) days on the necessary adjustments to reasonably effectuate the intent of this Agreement, the other Party may immediately terminate this Agreement without the further notice.

11.10 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.12 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current Applicable Law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.13 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.14 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, and to the extent permitted under Applicable Law, licenses of right to “intellectual property” as defined in Section 101 of such Code.

11.15 Export Compliance. Licensee and its Affiliates shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates, and that it will indemnify, defend, and hold Licensor harmless (in accordance with Section 8) for the consequences of any such violation.

11.16 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.17 Standstill. During the Term of this Agreement, neither Licensee nor any of its Affiliates, nor any of their respective directors, officers, employees, or representatives, shall, directly or indirectly, without the prior written consent of Licensor: (a) acquire, offer to acquire or agree to acquire, by purchase or otherwise, any equity securities or voting interests of Licensor or any of its Affiliates; (b) make, propose or participate in any tender offer, exchange offer, merger, business combination or other extraordinary transaction involving Licensor; (c) solicit proxies or consents, or seek to influence the management, board of directors or policies of Licensors; or (d) form, join or participate in any “group” (as defined under applicable securities laws) with respect to any securities of Licensor.

11.18 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

CELULARITY INC.		NEXGEL, INC.

By:	/s/ Robert Hariri	By:	/s/ Adam Levy
Title:		Title:

Schedule A

Licensed Mark

U.S. TRADEMARK	SERIAL NO.	REGISTRATION NO.	DATE REGISTERED
CENTAFLEX Word Mark	88064133	6540172	03.08.18
BIOVANCE Word Mark	78414529	2984259	09.08.05
BIOVANCE Word Mark	97490374	7137509	15.08.23
INTERFYL Word Mark	86876456	5291860	19.09.17

Schedule B

Licensed Patent Rights

DOCKET NUMBER	PATENT/APP NO.	TITLE	FOREIGN COUNTERPARTS:
P1019	PCTUS2006022729	HUMAN PLACENTAL COLLAGEN COMPOSITIONS, PROCESSES FOR THEIR PREPARATION, METHODS OF THEIR USE AND KITS COMPRISING THE COMPOSITIONS	GRANTED: MX, ZA
P1021	US8105634	UMBILICALCORD BIOMATERIAL FOR MEDICAL USE	NONE
P1026	US9974840	HUMAN PLACENTAL COLLAGEN COMPOSITIONS AND METHODS OF MAKING AND USING THE SAME	GRANTED: IL216687 IL227835 IL227836 MX/A/2012/012396 MX/A/2009/003588 PENDING: NZ704082 NZ740774 NZ758249
P1026	US9775886	HUMAN PLACENTAL COLLAGEN COMPOSITIONS AND METHODS OF MAKING AND USING THE SAME
P1026	US8877180	HUMAN PLACENTAL COLLAGEN COMPOSITIONS AND METHODS OF MAKING AND USING THE SAME
P1206	US8821857	HUMAN PLACENTAL COLLAGEN COMPOSITIONS AND METHODS OF MAKING AND USING THE SAME

P1020	US8071135	HUMAN PLACENTAL COLLAGEN COMPOSITIONS AND METHODS OF MAKING AND USING THE SAME	NONE
P1027	PCT/US2015046690	EXTRACELLULAR MATRIX COMPOSITIONS	GRANTED: ZA2017/01059 MX/A/2017/002469 PENDING: UA201702
P1028	EP2968679B1	IMPROVED METHOD OF MAKING EXTRACELLULAR MATRIX COMPOSITIONS	NONE
P1030	CA2894160	TREATING ORAL LESIONS USING PLACENTAL EXTRACELLULAR MATRIX	NONE
P1164	US20240245830	MULTI-LAYER AMNIOTIC TISSUE GRAFTS AND USES THEREOF	PENDING: AE P6002587/2023 AU2022257116 BR112023021141-7 CA3,216,040 EG/P/2023/1558 IL307634 MX/A/2023/012051 NZX804234 SA5234541082 GRANTED: ZA2023/08986
P1179	USSN 19/145,935	DERMAL REJUVENATION COMPOSITION COMPRISING PLACENTA DERIVED BIOMATERIAL AND USES THEREOF	NONE
P1181	USSN19/168,041	BONE GROWTH COMPOSITION	NONE
P1187	PCT/US2024/061317	DECELLULARIZED PLACENTA EXTRACELLULAR MATRIX AND USES THEREOF	NATIONAL STAGE DATE 20 JUNE 2026

Schedule C

Licensed Products

Biovance

Biovance 3L

Natalin

Acelagraft

Interfyl

Centaflex

Project Spark

Project Fuse

Project Orchid

Schedule D

Transferred Assets

1.	Marketing collateral relating to the Licensed Products, including brochures, product sheets, presentations and similar materials used to support the marketing of the Licensed Product

2.	All “Not For Human Use” samples

3.	The contracts on Schedule D-2 (the “Transferred Contracts”)

Schedule D-2

Transferred Contracts

*

Schedule E

Sales Representative Payment Obligations

Vendor Name	60-90 days	Over 180 days	Over 90 days	Grand Total
*
*
*
Grand Total	*	*	*	*

All amounts set forth herein are subject to verification, reconciliation and audit against underlying sales data, collections, returns, credits, chargebacks and the terms of the applicable Independent Sales Representative Agreements, and remain subject to any and all defenses, rights of setoff, recoupment, counterclaims and contractual limitations available to Licensor under Applicable Law and the applicable agreements.

EXHIBIT A

BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”), dated [_________], 2026, is made by and among NexGel, Inc., a Delaware corporation (the “Licensee”) and Celularity Inc., a Delaware corporation (the “Licensor”).

Reference is hereby made to that certain Exclusive License Agreement, dated as of the date hereof (the “License Agreement”) by and among the Licensee and the Licensor. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the License Agreement.

Pursuant to the License Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Assignment by Licensor. The Licensor hereby sells, conveys, transfers, assigns and delivers to the Licensee, the Transferred Assets, in each case, free and clear of all any lien (statutory or other), security interest, charge, claim, mortgage, deed of trust, lease, condition, community property interest, equitable interest, easement, encroachment, right of way or other similar encumbrance or restriction of any kind, including any restriction on use, receipt of income or exercise of any other attribute of ownership, other than those specifically provided for in the License Agreement or the other Transaction Documents or under Applicable Law and in accordance with and subject to the representations, warranties, covenants, limitations and provisions contained in the License Agreement, all right, title and interest of the Licensor in, to and under all of the Transferred Assets.

2. Assignment and Assumption of Assumed Liabilities. The Licensor hereby assigns to the Licensee, and the Licensee hereby assumes, in accordance with and subject to the representations, warranties, covenants, limitations and provisions contained in the License Agreement, the applicable Assumed Liabilities.

3. Performance. Each of the Parties shall at the request of the other party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting party or its counsel may reasonably request, from time to time, to consummate more effectively the transactions contemplated by this Agreement.

4. Continued Effect of License Agreement. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including any warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations and indemnifications, of the Licensor or the Licensee set forth in the License Agreement. This Agreement is intended only to effect the transfer of certain property and liabilities transferred and assumed pursuant to the License Agreement and shall be governed entirely in accordance with the terms and conditions of the License Agreement.

5. Successors and Assigns. The Licensor and the Licensee covenants and agrees that the covenants contained herein shall be binding upon its respective successors and assigns and shall inure to the benefit of the successors and assigns of the Licensor and the Licensee, as applicable.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of State of New York applicable therein without giving effect to any choice or conflict of law provision or rule (whether of New York applicable therein or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

7. Counterparts. This Agreement may be executed by delivery of electronic signatures in .pdf or similar format and may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Bill of Sale and Assignment and Assumption Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LICENSEE (THE BUYER):

NEXGEL, INC.

By:
Name:
Title:

LICENSOR (THE SELLER):

CELULARITY INC.

By:
Name:
Title: